Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-224340 Dated: September 30, 2019 FIXED INCOME INVESTOR UPDATE SEPTEMBER 2019

2 Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering.You may get these documents for free by visiting EDGAR on the SEC Web siteatwww.sec.gov.Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Citigroup Global Markets Inc. at 1-800-831-9146; Deutsche Bank Securities Inc. at +1 800 503 4611; HSBC Securities (USA) Inc. at 1-866-811-8049; Morgan Stanley & Co. LLC at 1-866-718-1649; or Nomura Securities International Inc. +1 (800) 638-2268. This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Cautionary statement concerning forward-looking statements This presentation and its notes (together, this “Presentation”) contain ‘forward-looking’ statements. These statements can be identified by the fact that they do not relate only to historical or current facts. In particular, forward-looking statements include all statements that express forecasts, expectations, plans, outlook, objectives and projections with respect to future matters, including trends in results of operations, margins, growth rates, overall market trends, the impact of changes in interest or exchange rates, the availability or cost of financing to Diageo, anticipated cost savings or synergies, expected investments, the completion of any strategic transactions and restructuring programmes, anticipated tax rates, changes in the international tax environment, expected cash payments, outcomes of litigation,anticipated deficit reductions in relation to pension schemes and general economic conditions. These statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “could”, “may”, “would”, “should”, “intend”, “plan”, “potential”, “predict”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy”, “outlook”, “target” and similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including factors that are outside Diageo’s control.

3 These factors include, but are not limited to: •economic, political, social or other developments in countries and markets in which Diageo operates, which may contribute to a reduction in demand for Diageo’s products, adverse impacts on Diageo’s customer, supplier and/or financial counterparties, or the imposition of import, investment or currency restrictions (including the potential impact of any global, regional or local trade wars or any tariffs, duties or other restrictions or barriers imposed on the import or export of goods between territories, including but not limited to, imports into and exports from the United States, Canada, Mexico, the United Kingdom and/or the European Union); •the negotiating process surrounding, as well as the final terms of, the United Kingdom’s exit from the European Union, which could lead to a sustained period of economic and political uncertainty and complexity whilst detailed withdrawal terms and any successor trading arrangements with other countries are negotiated, finalised and implemented, potentially adversely impacting economic conditions in the United Kingdom and Europe more generally as well as Diageo’s business operations and financial performance (see more detailed status on Brexit below); •changes in consumer preferences and tastes, including as a result of changes in demographics, evolving social trends (including any shifts in consumer tastes towards locally produced small-batch products), changes in travel, vacation or leisure activity patterns, weather conditions, and/or a downturn in economic conditions; •any litigation or other similar proceedings (including with customs, competition, environmental, anti-corruption or other regulatory authorities), including litigation directed at the beverage alcohol industry generally or at Diageo in particular; •changes in the domestic and international tax environment, including as a result of the OECD Base Erosion and Profit ShiftingInitiative and EU anti-tax abuse measures, leading to uncertainty around the application of existing and new tax laws and unexpected tax exposures; •the effects of climate change, or legal, regulatory or market measures intended to address climate change, on Diageo’s business or operations, including on the cost and supply of water; •changes in the cost of production, including as a result of increases in the cost of commodities, labour and/or energy or as a result of inflation; •legal and regulatory developments, including changes in regulations relating to production, distribution, importation, marketing, advertising, sales, pricing, labelling, packaging, product liability, antitrust, labour, compliance and control systems, environmental issues and/or data privacy; •the consequences of any failure by Diageo or its associates to comply with anti-corruption, sanctions, trade restrictions or similar laws and regulations, or any failure of Diageo’s related internal policies and procedures to comply with applicable law or regulation; •the consequences of any failure of internal controls, including those affecting compliance with new accounting and/or disclosurerequirements; •contamination, counterfeiting or other circumstances which could harm the level of customer support for Diageo’s brands and adversely impact its sales; •Diageo’s ability to maintain its brand image and corporate reputation or to adapt to a changing media environment; •increased competitive product and pricing pressures, including as a result of actions by increasingly consolidated competitors or increased competition from regional and local companies, that could negatively impact Diageo’s market share, distribution network, costs and/or pricing; •any disruption to production facilities, business service centres or information systems, including as a result of cyber-attacks; •Diageo’s ability to derive the expected benefits from its business strategies, including in relation to expansion in emergingmarkets, acquisitions and/or disposals, cost savings and productivity initiatives or inventory forecasting; •increased costs for, or shortages of, talent, as well as labour strikes or disputes; •fluctuations in exchange rates and/or interest rates, which may impact the value of transactions and assets denominated in othercurrencies, increase Diageo’s cost of financing or otherwise adversely affect Diageo’s financial results;

•movements •movements in in the the value alue of of the theas assets ets and and liabilit liabilities es related related to Diageo’s to Diageo’s pensio pension plans; plans; •Diageo’s •Diageo’s ability ability to to renew renew supply, supply, distribution, distribution, manufacturing manufacturing or licence or licence agreements agreements (or related (or related rights) rights) and licences and licences on favourable on favourable terms, or terms, at all, when or at all, they when expire; they or expire; or •any •any failure failure by by    Diageo Diageo to to protect protect its its intellectual intellectual property property rights. rights. Brexit Brexit There continues to be uncertainty with respect to the process surrounding the United Kingdom’s proposed exit from the European Union. We continue to believe that, in the event of either a negotiated There exit continues or no-deal scenario, to be uncertainty the direct with financial respect impact to the to Diageo process will surrounding not be material. the United In the EU, Kingdom’s we expect proposed that our finished exit from case the goods European will continue Union, to and trade in relation tariff free to in the either political scenario. environment While there    more continues generally to be in uncertainty the United over Kingdom. future We trading continue arrangements to believe between that, in the the UK event and the of either rest of a the negotiated world, we exit have or mitigation no-deal plans scenario, in place the for direct the financial short-term impact disruption to Diageo that could will arise not be from material. a ‘no deal’    In the scenario; EU, we in which expect the that UK the leaves vastthe majority EU without of our the finished parties case reaching goods a formal will continue withdrawal to trade agreement tariff approved free, with by nothe change UK Parliament, to existing and tariffs including in either the inability scenario. of There t UK remains Government uncertainty to renew in existing    relation EU Free to future Trade    trading Agreements arrangements with third party between countries the UK to which and the w rest export of and the world here where trading today could revert we rely to    on WTO a number rules. We of have existing further EUconsidere Free Trade the Agreements principal impact (FTAs) to our with supply third chain party which we countries. hav assess However, d as limited more recently, and have a appropriate number ofstock countries levels have in place agreed to mitigate with the this UK risk. to continue to trade on these terms in the event of a ‘no deal’ outcome. If the UK Government is unable The full to renew implications all of of the Brexit existing willnot FTAs be understood on which we until rely, future trading tariffs, could trade, revert regulatory, to WTO tax, rules. and other free trade agreements to be entered into by the United Kingdom are established. Furthermore, we could experience changes to laws and regulations post Brexit, in areas such as intellectual property rights, employment, environment, supply chain logistics, data protection, and health and safety. We A have cross-functional further considered working group the principal is in place impact that meets to ouron supply a regular chain basis of ato no-deal identify    scenario and assess which theconsequences we have assessed of Brexit, as limited with all and major believe functions that within we have our business appropriate represented. stock levels We continue in to place monitor to mitigate his risk this area risk. very The closely, full implications including a continuing of Brexit will focus not on be identifying understood critical until decision future point tariffs,to trade, ensure regulatory, potential disruption tax, and other is minimised, free trade and agreements take prudent to actions be entered to mitigate into risk by the wherever United Kingdom practical. are established. Furthermore, we could experience changes to laws and regulations post Brexit, in areas such as intellectual property rights, employment, environment, supply chain logistics, data protection, and health and safety. Other information All oral and written forward-looking statements made on or after the date of this Presentation and attributable to Diageo are expressly qualified in their entirety by the above risk factors and by the ‘Risk A cross-functional working group is in place that meets on a regular basis to identify and assess the consequences of Brexit, with all major functions within our business represented. factors’ section contained in the annual report on Form 20-F for the year ended 30 June 2018 filed with the US Securities and Exchange Commission (SEC). Any forward-looking statements made by We continue to monitor this risk area very closely, as well as the broader environment risks, including a continuing focus on identifying critical decision points to ensure potential or on behalf of Diageo speak only as of the date they are made. Diageo does not undertake to update forward-looking statements to reflect any changes in Diageo’s expectations with regard thereto or disruption is minimised, and take prudent actions to mitigate these risks wherever practical. any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Diageo may make in any documents Other which information it publishes and/or files with the SEC. All readers, wherever located, should take note of these disclosures. The information contained in this Presentation has been prepared solely for use at the All Diageo oral and Capital written Markets forward-looking Day 2019 presentation. statements made The Presentation on or after is the not date directed of this to, Presentation or intended for and distribution attributable to or to use Diageo by, any are person expressly or entity qualified that is in a citizen their entirety or resident by the or located above in risk any factors jurisdiction    where such distribution, publication, availability or us would be contrary o law or regulation or which would require any registration or licensing within such jurisdict on. This Presentation is provided and for by the the purpose ‘Risk factors’ of giving section information contained about Diageo in the annual to investors report only on and Form is not 20-F intended for the for year general ended consumers. 30 June 2019 Diageo, filed its with directors, the US officers, Securities employees, and Exchange agents or Commission advisers do not (SEC) accept . Any or assume forward-looking responsibility to statements any otherperson made by to whom or on this behalf material of Diageo is shown speak or into only whose as of hands the date it may they com are made. and any Diageo such responsibility does not undertake or liability to is expressly update forward-looking disclaimed. The statements information to in this reflect Presentation any changes does not in purport Diageo’s to expectations be comprehensive with and regard has thereto not been orindependently any changesverified. in events, Certain conditions industry or and circumstances market datacontained on which in any this such Presentation statement has iscom based. from The third reader party should, sources. however, Third party    consult publications, any additional s udies and disclosures urvey generally that Diageo state may that make the data in any contained documents therein which have it been publishes obtained and/or from sources files with believed the SEC. to be Allreliable, readers, but wherever there isno located, guarantee should of accuracy take note or of completeness these of disclosures. such data.    Thishis Presentation Presentation includes includes names names    of of Diageo’s Diageo’s products, products, which which constitute constitute trademarks trademarks or trade or trade names names which which Diageo Diageo owns, owns, or which or which others own others and own license and to license Diageo to for Diageo use. for use. All All rights rights reserved. reserved. © © Diageo Diageo plc plc 2019. 2019. The information in this Presentation does not constitute an offer to sell or an invitation to buy shares in Diageo plc or an invitation or The information in this Presentation does not constitute an offer to sell or an invitation to buy shares in Diageo plc or an invitation or inducement to engage in any other investment activities. inducement to engage in any other investment activities. This Presentation may include information about Diageo’s target debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating. This Presentation may include information about Diageo’s target debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or Past performance cannot be relied upon as a guide to future performance. Persons needing advice should consult an independent financial adviser. withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating. Past performance cannot be relied upon as a guide to future performance. Persons needing advice should consult an independent financial adviser. 4

5 CONTENTS 4. Sustainability 2. Results Highlights -FY19 3. Innovation 5. Debt and Capital Structure 1. Strategy, Brands and Credit Highlights

3 STRATEGY, BRANDS AND CREDIT HIGHLIGHTS

DIAGEO’S PERFORMANCE AMBITION IS CLEAR To be one of the best performing, most trusted and respected consumer products companies in the world We are delivering our strategy through six executional priorities Four measures of our progress • Efficient growth • Consistent value creation • Credibility and trust • Engaged people

WE ARE DELIVERING OUR STRATEGY THROUGH SIX EXECUTIONAL PRIORITIES Increase participation in mainstream    Keep premium core vibrant spirits Continue to win in reserve Build advantaged routes to consumer Embed productivity to drive out costs Drive innovation at scale and invest in growth 8

OUR PORTFOLIO OF LEADING BRANDS    We have built a leading portfolio of brands across key categories and price points Global giants Local stars Reserve % of net sales FY19 41% 20% 19% Global giants and Local stars include reserve variants 9

CATEGORY REVIEW FY19 VOLUME NET SALES MARKETING SPEND n Scotch n Rum n Tequila n Vodka n IMFL whisky n Beer n US whiskey n Liqueurs n Ready to drink n Canadian whisky n Gin n Other Source: AR 2019 * See slides 38-41 for definitions and reconciliations of non-GAAP financial measures 10

LEADING POSITION ACROSS GEOGRAPHIES Our products are sold in more than 180 countries around the world    % share of net sales by region(*) * The above diagram is intended to illustrate general geographic regions of the world in which Diageo has a presence and/or in which its products are sold, and is not intended to imply that Diageo has a 11 presence in and/or that its products are sold in every country within a geographical region. Based on reported net sales for the year ended 30-June-2019. Does not include corporate net sales of £53 million

WE ARE CONSISTENTLY DELIVERING EFFICIENT GROWTH EVERYDAY EFFICIENCY, FUELING CONSISTENT & STRONG SUSTAINABLE ORGANIC INCREASED INVESTMENT AND FREE CASH FLOW TOPLINE PERFORMANCE % DRIVING MARGIN IMPROVEMENT £bn 6.1 Mid- 2.7 2.6 5.0 2.5 single digit 4-6% 4.3 2.1 F17-19 F19 2.0 2.8 Organic +198 +83 operating bpsZ bps margin 0.0 F15 F16 F17 F18 F19 F15 F16 F17 F18 F19 All numbers are organic. * Organic movement 12 Source: AR 2019

ACQUISITIONS & DISPOSALS PORTFOLIO MANAGEMENT AND M&A SINCE FY14 • We selectively acquire businesses (complementing our own innovation) to ensure we have the right portfolio of brands for the future and are capturing the opportunities from changing consumer occasions and trends ACQUISITIONS DISPOSALS Wines Bushmills Non core beer Gleneagles Portfolio of 19 brands • We increased our stakes in leading Baijiu brand Shui Jing Fang during FY19 in China and USL in India during FY20 • Disposals have been of non core or lower growth brands    13

14 Global leaderin beverage alcohol with a portfolio of iconicspiritsand beer brands Broad geographic footprint, with products sold in more than 180 countries Portfolio balanced across price points, supporting resilienceand well positioned to take advantage of current premiumisationtrends Broad-based growth and strongmargins Consistent financial performance and strong cash flow generation Solidbalancesheetand commitment to 2.5x –3.0x leverage SUMMARY HIGHLIGHTS Source: AR 2019

12 RESULTS HIGHLIGHTS – FY19

16 A STRONG SET OF FY 2019 RESULTS Consistent strong cash delivery: Free cash flow £2.6bn Organic operating margin expansion 83bps Organic volume 2.3%. Organic net sales 6.1% EPS pre-exceptionals up 10.3%    Consistent top line growth, increased marketing investment and margin expansion enabled by everyday efficiency and strong cash flow Final dividend up 5% to 68.57p Source: AR 2019

REPORTED NET SALES UP 5.8% 6.1% ORGANIC GROWTH Organic growth 457 12,867 £ million 280 12,163 24 (57) F18 Exchange Acquisitions Volume Price/mix F19 and disposals Source: AR 2019 17 * See slides 38-41 for definitions and reconciliations of non-GAAP financial measures

6.1% ORGANIC NET SALES GROWTH Organic volume growth Price/mix Organic net sales growth 6.1% 5.0% 4.3% 3.8% 3.2% 2.5% 2.5% 2.3% 1.1% F17 F18 F19 Source: AR 2019 18 * See slides 38-41 for definitions and reconciliations of non-GAAP financial measures

STRONG PERFORMANCE ACROSS OUR PORTFOLIO F19 Organic net sales growth 11% Global giants Johnnie Walker 7% Smirnoff 3% 6% Captain Morgan (2)% 5% Baileys 4% Tanqueray 19% Guinness 2% Global Local Reserve giants stars Source: AR 2019 19 * See slides 38-41 for definitions and reconciliations of non-GAAP financial measures

BROAD BASED ORGANIC GROWTH ACROSS OUR CATEGORIES Organic net sales growth 29% 22% 8% 6% 6% 4% 4% 3% 2% (2)% Scotch Vodka* Canadian US Rum Liqueurs IMFL Gin Tequila Beer Whisky Whiskey Whisky * Vodka includes Ketel One Botanical Source: AR 2019 20 * See slides 38-41 for definitions and reconciliations of non-GAAP financial measures

21 INNOVATION

22 DRIVING INNOVATION AT SCALE: RECRUITMENT • We look to innovate in three ways: recruit, re-recruit or disrupt • Our focus is increasingly on “recruit” innovations that are grounded in strong customer insights and bring new consumers into our brands • Over 50% of innovations in F19 focused on recruiting new consumers, versus around 30% four years ago Source: AR 2019

23 DRIVING INNOVATION: NEW TO WORLD Diageo-Owned Brands Distill Ventures Brands Diageo is the sole investor in Distill Ventures, an incubator for new spirits brands where Diageo funds brand-building, marketing activity and expansion

24 DIAGEO’S PERFORMANCE AMBITION IS TO BE ONE OF THE BEST PERFORMING, MOST TRUSTED AND RESPECTED CONSUMER PRODUCTS COMPANIES IN THE WORLD

25 SUSTAINABILITY

DIAGEO

IMPROVING GRAIN-TO-GLASS SUSTAINABILITY

Carbon Emissions(i)
1000 tonnes CO_2e


2019
586
2018
623
2017
633
2016
672
2015
731

Target:

- ✓ Reduce absolute greenhouse gas emissions from direct operations by 50% by 2020
- ✓ Source 100% of our electricity from renewable sources by 2030
- ✓ 30% reduction in absolute greenhouse gas emissions along the total supply chain by 2020

Water Efficiency(ii)
Litres used per litre of packaged product


2019
4.64
2018
4.94
2017
4.98
2016
5.16
2015
5.84

Target:

- ✓ Reduce water use through a 50% improvement in efficiency by 2020
- ✓ Return 100% of wastewater from our operations to the environment safely by 2020
- ✓ Replenish the amount of water used in our final product in water-stressed areas by 2020

Skills Empowerment
# of people participating in our skills empowerment programmes


2019
10,300
2018
7,000
2017
8,000
2016
5,000
2015
7,400

Target:

- ✓ Our community programmes enable those who live and work in our communities, particularly women, to have the skills and resources to build a better future for themselves. We will evaluate and report on the tangible impacts of our programmes

(i) As noted on page 28 of Diageo's Form 20-F for the fiscal year ended 30 June 2019, data for each of the four years in the period ended 30 June 2018 has been restated. In accordance with Diageo's environmental reporting methodologies and WRI/WBCSD GHG Protocol, data for each of the four years in the period ended 30 June 2018 has been restated where relevant

(ii) In accordance with Diageo's environmental reporting methodologies, data for each of the four years in the period ended 30 June 2018 has been restated where relevant.

Source: AR 2019

26

VALUING AND ENGAGING OUR PEOPLE Health and Safety Women in Diageo Leadership Employee Engagement index Lost time accident frequency per 1000 % of Diageo leadership positions held % employees identified as engaged employees by women 2019 0.98 2019 36 2019 75 2018 1.00 2018 34 2018 76 2017 1.14 2017 30 2017 75 2016 1.44 2016 28 2016 77 2015 1.66 2015 26 2015 75 Target: Target: Target:    Keep our people safe by achieving less    Build diversity, with 35% of leadership    Increase employee engagement to 80%, than one lost-time accident (LTA) per positions held by women by 2020 (40% becoming a top quartile performer on 1,000 employees and no fatalities by 2025) and measures implemented to measures such as employee satisfaction,    Develop a new health and safety target help female employees attain and pride and loyalty using a leading indicator by 2025 develop in leadership roles 27 Source: AR 2019

PROMOTING POSITIVE DRINKING By 2025 we will: Educate 5 million young people, parents and teachers about the dangers of underage drinking 632,000 to date Collect 50 million pledges never to drink and drive through #JoinThePact 20 million pledges to date Reach 200 million people with moderation messages from our brands 66 million people reached to date 28

29 Ranked #2 EXTERNAL RECOGNITION

DEBT AND CAPITAL STRUCTURE

A CONSISTENT AND DISCIPLINED APPROACH TO CAPITAL STRUCTURE Leverage policy Adjusted Net Debt* to EBITDA: 2.5x – 3.0x Dividends – 1.8x to M&A and portfolio Organic growth 2.2x dividend cover management Return excess cash to shareholders * Net debt is equivalent to net borrowings. Adjusted net debt includes net debt and post employment plan benefit liabilities. 31 Source: AR 2019

TREASURY POLICY & FUNDING SOURCES • Diageo manages its capital structure to achieve capital efficiency, provide flexibility to invest through the economic cycle and give efficient access to debt markets at attractive cost levels • Achieved by targeting an Adjusted Net Debt to EBITDA leverage of 2.5x –3.0x times*, currently broadly consistent with an A band credit rating • Diversified sources of funding: – US CP programme – Euro CP programme – Euro Medium Term Note programme – US shelf registration statement – USD 3.5bn undrawn committed bank facilities * Adjusted Net Debt includes net debt and post employment plan benefit liabilities. Net debt is equivalent to net 32 borrowings.

CONSISTENT AND STABLE CREDIT RATING Ratings Agency S&P Moody’s LT rating A- A3 Outlook Stable Stable ST Rating A2 P2 Date rating / outlook last changed Sept 05 Oct 05 DIAGEO BOND MATURITY DEBT PROFILE (FINANCIAL YEAR BASIS) Bond debt by currency at issue GBP 4% 1,800 USD EUR GBP 1,600 1,400 USD 1,200 EUR 802 43% 53% (GBPmm) 1,000 691 976 Debt 800 600 1,295 975 445 Bond 400 787 785 755 200 538 393 496 391 315 468 389 387 0 FY2020 1 FY202 FY2022 FY2023 FY2024 FY2025 FY2026 FY2027 FY2028 FY2029 FY2030 FY2031 FY2032 FY2033 FY2034 FY2035 FY2036 FY2037 FY2038 FY2039 FY2040 FY2041 FY2042 FY2043 Source: AR 2019 33

IMPROVED COST OF DEBT SUPPORTED BY FAVOURABLE FUNDING TERMS F19 FY F18 FY Movement Closing net debt* £m (11,277) (9,091) (2,186) Average net debt* £m (10,393) (9,063) (1,330) Net interest charge £m (248) (241) (7) Net other finance charges £m (15) (19) 4 Net finance charges £m (263) (260) (3) Effective interest rate % 2.4 2.6 (0.2) Adjusted** net debt* / EBITDA x 2.5 2.2 0.3 *    Net debt is equivalent to net borrowings ** Adjusted to include net debt and post employment plan benefit liabilities 34 Source: AR 2019

TRANSACTION SUMMARY

TRANSACTION HIGHLIGHTS & KEY TERMS

DIAGEO

Issuer	Diageo Capital plc	
Guarantor	Diageo plc	
Ratings	A3 (stable) Moody's / A- (stable) S&P	
Format	Senior, Unsecured, SEC Registered	
Tenor	5-year	10-year
Maturity	24 October 2024	24 October 2029
Coupon	Fixed (Semi Annual), Long First	Fixed (Semi Annual), Long First
Make Whole Calls	Yes	Yes
Par Calls	Yes (1mth)	Yes (3mths)
Docs	Preliminary Prospectus / UK Listing / New York Law	
Denominations	$200k + $1k	
Use of Proceeds	General Corporate Purposes	
Active Bookrunners	Citi, Deutsche Bank, HSBC, Morgan Stanley, Nomura	

36

DIAGEO CELEBRATING LIFE, EVERY DAY, EVERYWHERE

Definitions and reconciliations of non-GAAP measures to GAAP measures Diageo’s strategic planning process is based on the following non-GAAP measures. They are chosen for planning and reporting, and some of them are used for incentive purposes. The group’s management believes these measures provide valuable additional information for users of the financial statements in understanding the group’s performance. These non-GAAP measures should be viewed as complementary to, and not replacements for, the comparable GAAP measures and reported movements therein. It is not possible to reconcile the forecast tax rate before exceptional items and forecast organic operating margin improvement to the most comparable GAAP measures as it is not possible to predict, with reasonable certainty, the future impact of changes in exchange rates, acquisitions and disposals and potential exceptional items. Volume Volume is a non-GAAP measure that is measured on an equivalent units basis to nine-litre cases of spirits. An equivalent unit represents one nine-litre case of spirits, which is approximately 272 servings. A serving comprises 33ml of spirits, 165ml of wine, or 330ml of ready to drink or beer. Therefore, to convert volume of products other than spirits to equivalent units, the following guide has been used: beer in hectolitres, divide by 0.9; wine in nine-litre cases, divide by five; ready to drink in nine-litre cases, divide by 10; and certain pre-mixed products that are classified as ready to drink in nine-litre cases, divide by ten. Organic movements In the discussion of the performance of the business, ‘organic’ information is presented using pounds sterling amounts on a constant currency basis excluding the impact of exceptional items and acquisitions and disposals. Organic measures enable users to focus on the performance of the business which is common to both years and which represents those measures that local managers are most directly able to influence. Calculation of organic movements The organic movement percentage is the amount in the row titled ‘Organic movement’ in the tables below, expressed as a percentage of the amount in the row titled ‘2018 adjusted’. Organic operating margin is calculated by dividing operating profit before exceptional items by net sales after excluding the impact of exchange rate movements and acquisitions and disposals. (a) Exchange rates ‘Exchange’ in the organic movement calculation reflects the adjustment to recalculate the prior year results as if they had been generated at the current year exchange rates. Exchange impacts in respect of the external hedging of intergroup sales of products and the intergroup recharging of third party services are allocated to the geographical segment to 38 which they relate. Residual exchange impacts are reported in Corporate.

(b) Acquisitions and disposals    For acquisitions in the current year, the post acquisition results are excluded from the organic movement calculations. For acquisitions in the prior year, post acquisition results are included in full in the prior year but are included in the organic movement calculation from the anniversary of the acquisition date in the current year. The acquisition row also eliminates the impact of transaction costs that have been charged to operating profit in the current or prior year in respect of acquisitions that, in management’s judgement, are expected to be completed. Where a business, brand, brand distribution right or agency agreement was disposed of, or terminated, in the period up to the date of the external results announcement, the group, in the organic movement calculations, excludes the results for that business from the current and prior year. In the calculation of operating profit, the overheads included in disposals are only those directly attributable to the businesses disposed of, and do not result from subjective judgements of management. In addition, as part of acquisitions and disposals in the reconciliation for operating profit before exceptional items in the year ended 30 June 2019, there is a charge of £15 million in respect of an increase in the contingent consideration payable to the former owners of the Casamigos brand which was acquired in August 2017. (c) Exceptional items    Exceptional items are those that in management’s judgement need to be disclosed by virtue of their size and/or nature. Such items are included within the income statement caption to which they relate, and are separately disclosed in the notes to the consolidated financial statements, and are excluded from the organic movement calculations. Exceptional operating items are those that are considered to be material and/or unusual or non recurring in nature and are part of the operating activities of the group such as impairments of fixed assets, indirect tax settlements, property disposals and changes in post employment plans. Gains and losses on the sale of businesses, brands or distribution rights, step up gains and losses that arise when an investment becomes an associate or an associate becomes a subsidiary and other material, unusual non-recurring items, that are not in respect of the production, marketing and distribution of premium drinks, are disclosed as non-operating exceptional items below operating profit in the consolidated income statement. Exceptional current and deferred tax items comprising material unusual non recurring items that impact taxation, such as direct tax provisions and settlements in respect of prior years and the remeasurement of deferred tax assets and liabilities following tax rate changes. It is believed that separate disclosure of exceptional items and the classification between operating and non-operating further helps investors to understand the performance of the group. 39

Free cash flow Free cash flow comprises the net cash flow from operating activities aggregated with the net cash received/paid for working capital loans receivable, cash paid or received for investments and the net cash cost paid for property, plant and equipment and computer software that are included in net cash flow from investing activities. The remaining components of net cash flow from investing activities that do not form part of free cash flow, as defined by the group’s management, are in respect of the acquisition and sale of businesses and non-working capital loans to and from associates.    The group’s management regards the purchase and disposal of property, plant and equipment and computer software as ultimately non-discretionary since ongoing investment in plant, machinery and technology is required to support the day-to-day operations, whereas acquisitions and sales of businesses are discretionary. Where appropriate, separate explanations are given for the impacts of acquisitions and sale of businesses, dividends paid and the purchase of own shares, each of which arises from decisions that are independent from the running of the ongoing underlying business. Net borrowings to earnings before exceptional operating items, interest, tax, depreciation, amortisation and impairment (adjusted EBITDA) Diageo manages its capital structure to achieve capital efficiency, provide flexibility to invest through the economic cycle and give efficient access to debt markets at attractive cost levels. The group regularly assesses its debt and equity capital levels to enhance its capital structure by reviewing the ratio of adjusted net borrowings to adjusted EBITDA. Calculations for the ratio of adjusted net borrowings to adjusted EBITDA for the year ended 30 June 2019 and 30 June 2018 are set out in the table below 40

Net borrowings to earnings before exceptional operating items, interest, tax, depreciation, amortisation and impairment (adjusted EBITDA) (cont.) 2019 £ million 2018 £ million Borrowings due within one year                1,959 1,828 Borrowings due after one year                10,596 8,074 Fair value of foreign currency derivatives and interest rate hedging instruments -474 -92 Finance lease liabilities                128 155 Less: Cash and cash equivalents                 -932 -874 Net borrowings                11,277 9,091 Post employment benefit liabilities before tax    846 872 Adjusted net borrowings                12,123 9,963 Profit for the year                3,337 3,144 Taxation                898 596 Net finance charges                263 260 Non-operating items                 -144 —Exceptional operating items                74 128 Depreciation, amortisation and impairment (excluding exceptional items)    374 368 Adjusted EBITDA                4,802 4,496 Adjusted net borrowings to adjusted EBITDA (x) 2.5 2.2 Please find the reconciliations of non-GAAP financial measures in Diageo’s annual report on Form 20-F for the fiscal year ended 30 June 2019, filed with the SEC on 5 August 2019, annual report on Form 20-F for the fiscal year ended 30 June 2018, filed with the SEC on 6 August 2018 and annual report on Form 20-F for the fiscal year ended 30 June 2017, filed with the SEC on 8 August 2017. 41